Exhibit 99.1

Penn Virginia Resource Partners, L.P.

Three Radnor Corporate Center, Suite 300, 100 Matsonford Road, Radnor, PA 19087

FOR IMMEDIATE RELEASE

Contact:	James W. Dean, Director, Investor Relations
Ph: (610) 687-8900 Fax: (610) 687-3688 E-Mail: invest@pennvirginia.com

PENN VIRGINIA RESOURCE PARTNERS, L.P.

ANNOUNCES SECOND QUARTER 2007 RESULTS

RADNOR, PA (BusinessWire) August 1, 2007 – Penn Virginia Resource Partners, L.P. (NYSE: PVR) today reported financial and operational results for the three months ended June 30, 2007 and provided an update of full-year 2007 guidance.

Second Quarter Highlights

Financial and operational results for the second quarter of 2007 included the following:

•	Distributable cash flow, a non-GAAP (generally accepted accounting principles) measure, of $30.3 million, as compared to $27.3 million in the prior year quarter;

•	Operating income of $27.4 million, as compared to $29.3 million in the prior year quarter;

•	Net income of $16.6 million, or $0.30 per limited partner unit, as compared to $13.2 million, or $0.30 per limited partner unit, in the prior year quarter;

•	Coal production by lessees of 8.1 million tons, as compared to 8.0 million tons in the prior year quarter;

•	Average coal royalty of $2.98 per ton, as compared to an average coal royalty of $3.04 per ton in the prior year quarter;

•	Natural gas midstream system throughput volumes of 17.0 billion cubic feet (Bcf), or 187 million cubic feet (MMcf) per day, as compared to 14.5 Bcf, or 159 MMcf per day, in the prior year quarter; and

•	Gross midstream processing margin of $19.3 million, or $1.14 per thousand cubic feet (Mcf), as compared to $19.7 million, or $1.36 per Mcf, in the prior year quarter.

A reconciliation of non-GAAP financial measures appears in the financial tables later in this release.

Distributable cash flow for the second quarter of 2007, as compared to the second quarter of 2006, increased $3.0 million, or 11 percent, primarily due to lower cash paid to settle derivatives and lower interest expense. The $3.4 million, or 25 percent, increase in net income was primarily due to a $4.4 million decrease in the loss from changes in valuation of unrealized derivative positions and a $0.8 million decrease in interest expense, partially offset by a $1.8 million decrease in operating income from the coal segment and a $0.1 million decrease in operating income from the natural gas midstream segment. The decrease in coal segment operating income was due primarily to an increase in coal segment operating expense and depletion, depreciation and amortization (DD&A) expense. The slight decrease in natural gas midstream operating income was due primarily to an increase in depreciation and amortization expense.

Cash Distribution

As previously announced, on August 14, 2007 PVR will pay to unitholders of record as of August 6, 2007 a quarterly cash distribution covering the period April 1 through June 30, 2007 in the amount of $0.42 per unit, or an annualized rate of $1.68 per unit. This annualized distribution represents a $0.04 per unit increase over the annualized distribution of $1.64 per unit paid in the prior quarter.

Management Comment

A. James Dearlove, Chief Executive Officer of PVR, said, “We are pleased to report a good second quarter of 2007 for PVR which supports our most recent distribution increase. Our current annualized distribution of $1.68 per unit is five percent higher than as of the beginning of 2007 and 12 percent higher than as of the same point in 2006.

“During the second quarter of 2007, coal production by our lessees remained strong, as did the pricing for the coal they produced and the royalties we received. To date, the declines from 2006 in spot market coal prices have primarily affected operations that have a high cost structure and those that do not have long-term contract prices in place. In PVR’s case, most of our lessees are lower-cost operators with long-term contracts for the majority of their production. We continue to evaluate coal reserve acquisition opportunities and expect to continue to grow our coal reserve holdings via acquisitions in the future. During the second quarter, we announced two coal reserve acquisitions in the Illinois Basin and we continue to feel that this basin will become an increasing part of the future for our coal segment.

“Our natural gas gathering and processing business, operating as PVR Midstream, provided a strong increase in PVR’s operating income and cash flow in the first half of 2007, as compared to the prior year. Second quarter 2007 processing margins declined from very high levels in the second quarter of 2006; however, we enjoyed rebounding processing margins in the second quarter as compared to the first quarter of 2007. We expect to grow PVR Midstream through acquisitions of midstream assets and through organic growth of our existing gathering and processing assets to service increased gas supply. During the second quarter, we announced plans to construct a processing plant and related assets in east Texas to serve the oil and gas subsidiary of Penn Virginia Corporation (NYSE: PVA) and potentially other oil and gas producers.”

Coal Segment Review

Second quarter 2007 operating income in PVR’s coal segment was $17.6 million, or nine percent lower than the $19.3 million in the prior year. Revenues increased two percent to $28.4 million in the second quarter of 2007 from $27.9 million in the prior year and coal royalty revenue decreased one percent to $24.0 million in the second quarter of 2007 from $24.3 million in the prior year. Coal production by PVR’s lessees increased one percent to 8.1 million tons in the second quarter of 2007 from 8.0 million tons in the prior year. The slight overall increase was primarily attributable to higher lessee production in the San Juan Basin, partially offset by lower lessee production in northern Appalachia and the Illinois Basin. The increase in revenues was due to the increase in coal production by PVR’s lessees and an increase in coal services revenue, partially offset by a two percent decrease in the average coal royalty, from $3.04 per ton in the second quarter of 2006 to $2.98 per ton in the second quarter of 2007.

Expenses increased from $8.6 million in the second quarter of 2006 to $10.8 million in the second quarter of 2007, a 27 percent increase, primarily due to: (i) a $1.2 million increase in operating expense, largely as a result of higher production from a sub-leased property; (ii) a $0.6 million increase in DD&A expense due to higher coal production by lessees; and (iii) a $0.3 million increase in general and administrative expense, largely related to acquisition activities.

Natural Gas Midstream Segment Review

Second quarter 2007 operating income in PVR’s natural gas midstream segment was $9.8 million, as compared to $10.0 million in the prior year. System throughput volumes at PVR’s gas processing plants and gathering systems increased 17 percent to 17.0 Bcf, or approximately 187 MMcf per day, in the second quarter of 2007 from 14.5 Bcf, or approximately 159 MMcf per day, in the prior year. The increase in system throughput volumes was primarily due to higher average daily system throughput volumes resulting from a pipeline acquisition completed in the second quarter of 2006 and successful drilling results of local producers.

The gross midstream processing margin decreased two percent to $19.3 million, or $1.14 per Mcf, in the second quarter of 2007, from $19.7 million, or $1.36 per Mcf, in the prior year. The decrease in the gross midstream processing margin was mainly the result of a $19.4 million increase in the cost of midstream gas purchased, largely offset by a $19.0 million increase in natural gas midstream revenue due to increased system throughput volumes and higher liquids and residue gas prices. Producer services revenue increased by $1.1 million during the second quarter of 2007 as compared to the prior year primarily due to an increase in marketed gas volumes. Expenses, other than the cost of midstream gas purchased, increased by $0.9 million during the second quarter of 2007 as compared to the prior year primarily due to increased operating expense associated with the increased system throughput volumes.

Capital Resources and Impact of Derivatives

As of June 30, 2007, PVR’s outstanding borrowings were $275.1 million, including $11.8 million of senior unsecured notes classified as current portion of long-term debt, an increase from $218.0 million as of December 31, 2006. The increase in outstanding borrowings was primarily due to coal acquisitions and natural gas midstream capital expenditures. Interest expense decreased from $4.4 million in the second quarter of 2006 to $3.6 million in the second quarter of 2007, due to the lower weighted average level of outstanding borrowings during the second quarter of 2007 as compared to the second quarter of 2006.

For the second quarter of 2007, losses on derivatives were $7.6 million, as compared to a loss of $11.9 million in the prior year, a decrease of $4.4 million. Cash settlements of derivatives included in these amounts resulted in net cash payments of $2.2 million during the second quarter of 2007, as compared to net cash payments of $5.1 million in the prior year, a decrease of $2.9 million.

See the Guidance Table included in this release for detail of derivative positions as of June 30, 2007.

Guidance for 2007

See the Guidance Table included in this release for guidance estimates for full-year 2007. These estimates, including capital expenditure plans, are meant to provide guidance only and are subject to revision as PVR’s operating environment changes.

Conference Call

A joint conference call and webcast, during which management will discuss second quarter 2007 results for PVR and Penn Virginia GP Holdings, L.P. (NYSE: PVG), is scheduled for Thursday, August 2, 2007 at 1:00 p.m. ET. Prepared remarks by A. James Dearlove, Chief Executive Officer, will be followed by a question and answer period. Investors and analysts may participate via phone by dialing 1-877-407-9205 five to ten minutes before the scheduled start of the conference call, or via webcast by logging on to PVR’s website at www.pvresource.com at least 20 minutes prior to the scheduled start of the call to download and install any necessary audio software. A telephone replay of the call will be available until August 16, 2007 at 11:59 p.m. ET by dialing 1-877-660-6853 and using the following replay pass codes: account #286, conference ID #248552. An on-demand replay of the conference call will be available at PVR’s website beginning shortly after the call.

******

Headquartered in Radnor, PA, Penn Virginia Resource Partners, L.P. (NYSE: PVR) is a publicly traded limited partnership formed by Penn Virginia Corporation (NYSE: PVA). PVR manages coal properties and related assets and operates a midstream natural gas gathering and processing business.

For more information about PVR, visit its website at www.pvresource.com.

Certain statements contained herein that are not descriptions of historical facts are “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, the following: our ability to generate sufficient cash from our natural gas midstream and coal businesses to pay the minimum quarterly distribution to our general partner and our unitholders; energy prices generally and specifically, the price of natural gas, NGLs and coal; the relationship between natural gas and NGL prices; the price of coal and its comparison to the price of natural gas; the volatility of commodity prices for coal, natural gas and NGLs; the projected demand for coal, natural gas and NGLs; the projected supply of coal, natural gas and NGLs; our ability to successfully manage our relatively new natural gas midstream business; our ability to acquire new coal reserves or natural gas midstream assets on satisfactory terms; the price for which we can acquire coal reserves; our ability to continually find and contract for new sources of natural gas supply; our ability to retain existing or acquire new natural gas midstream customers; our ability to lease new and existing coal reserves; the ability of our lessees to produce sufficient quantities of coal on an economic basis from our reserves; the ability of our lessees to obtain favorable contracts for coal produced from our reserves; competition among producers in the coal industry generally and among natural gas midstream companies; our exposure to the credit risk of our coal lessees and natural gas midstream customers; the extent to which the amount and quality of our actual production differ from our estimated recoverable proved coal reserves; hazards or operating risks incidental to natural gas midstream operations; unanticipated geological problems; the dependence of our natural gas midstream business on having connections to third party pipelines; the availability of production equipment and materials; the occurrence of unusual weather or operating conditions including force majeure events; the failure of our infrastructure and our lessees’ mining equipment or processes to operate in accordance with specifications or expectations; delays in anticipated start-up dates of our lessees’ mining operations and related coal infrastructure projects; environmental risks affecting the mining of coal reserves or the production, gathering and processing of natural gas; the timing of receipt of necessary governmental permits by us or our lessees; the risks associated with having or not having price risk management programs; labor relations and costs; accidents; changes in governmental regulation or enforcement practices, especially with respect to environmental, health and safety matters, including with respect to emissions levels applicable to coal-burning power generators; uncertainties relating to the outcome of current and future litigation regarding mine permitting; risks and uncertainties relating to general domestic and international economic (including inflation and interest rates) and political conditions (including the impact of potential terrorist attacks); the experience and financial condition of our coal lessees and natural gas midstream customers, including their ability to satisfy their royalty, environmental, reclamation and other obligations to us and others; our ability to expand our natural gas midstream business by constructing new gathering systems, pipelines and processing facilities on an economic basis and in a timely manner; coal handling joint venture operations; and changes in financial market conditions.

Additional information concerning these and other factors can be found in our press releases and public periodic filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2006. Many of the factors that will determine our future results are beyond the ability of management to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. We undertake no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as the result of new information, future events or otherwise.

PENN VIRGINIA RESOURCE PARTNERS, L.P.

CONSOLIDATED STATEMENTS OF INCOME - unaudited

(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Revenues
Natural gas midstream	$114,407	$95,350	$209,725	$204,531
Coal royalties	24,029	24,254	49,029	46,676
Coal services	2,092	1,404	3,693	2,830
Other	3,616	2,455	5,897	4,590

Total revenues	144,144	123,463	268,344	258,627

Expenses
Cost of midstream gas purchased	95,077	75,692	174,808	174,343
Operating	5,497	4,094	11,011	7,572
Taxes other than income	603	438	1,446	1,136
General and administrative	5,763	5,134	11,402	10,404
Depreciation, depletion and amortization	9,822	8,816	19,955	17,637

Total expenses	116,762	94,174	218,622	211,092

Operating income	27,382	29,289	49,722	47,535
Interest expense	(3,617)	(4,416)	(7,164)	(8,483)
Interest income	345	277	632	571
Derivatives	(7,550)	(11,929)	(10,197)	(18,062)

Net income	$16,560	$13,221	$32,993	$21,561

Allocation of net income:
General partners’ interest in net income	$2,940	$902	$5,434	$1,412
Limited partners’ interest in net income	$13,620	$12,319	$27,559	$20,149
Basic and diluted net income per limited partner unit, common, Class B and subordinated	$0.30	$0.30	$0.60	$0.48
Weighted average units outstanding:
Common	44,084	33,994	43,217	33,994
Class B	2,023	—	2,885	—
Subordinated	—	7,650	—	7,650
Other data:
Coal segment:
Coal royalty tons (in thousands)	8,060	7,966	16,344	15,686
Average gross coal royalty ($ per ton)	$2.98	$3.04	$3.00	$2.98
Natural gas midstream segment:
Midstream system throughput volumes (MMcf)	17,019	14,466	32,919	28,648
Gross midstream processing margin (in thousands)	$19,330	$19,658	$34,917	$30,188

PENN VIRGINIA RESOURCE PARTNERS, L.P.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	June 30, 2007	December 31, 2006
	(unaudited)
Assets
Cash	$12,503	$11,440
Receivables	70,589	66,987
Derivative assets	1,740	449
Other current assets	2,297	2,587

Total current assets	87,129	81,463
Property and equipment, net	606,597	556,513
Derivative assets	2,169	2,455
Other long-term assets	72,179	73,592

Total assets	$768,074	$714,023

Liabilities and Partners’ Capital
Accounts payable and accrued liabilities	$63,778	$63,253
Current portion of long-term debt	11,846	10,832
Deferred income	6,662	6,999
Derivative liabilities	14,888	6,996

Total current liabilities	97,174	88,080
Derivative liabilities	5,438	6,618
Other long-term liabilities	6,770	9,931
Long-term debt	263,283	207,214
Partners’ capital	395,409	402,180

Total liabilities and partners’ capital	$768,074	$714,023

CONSOLIDATED STATEMENTS OF CASH FLOWS - unaudited

(in thousands)

	Three Months Ended June 30, 2007		Six Months Ended June 30, 2007
	2007	2006	2007	2006
Operating Activities
Net income	$16,560	$13,221	$32,993	$21,561
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	9,822	8,816	19,955	17,637
Commodity derivative contracts:
Total derivative losses	8,835	12,640	12,325	18,512
Cash receipts (payments) to settle derivatives for the period	(2,189)	(5,139)	(4,261)	(8,061)
Noncash interest expense	165	191	330	382
Equity earnings, net of distributions received	(645)	2,358	(878)	2,028
Gain on sale of property and equipment	(198)	—	(198)	—
Changes in operating assets and liabilities	1,448	5,115	(2,950)	(1,540)

Net cash provided by operating activities	33,798	37,202	57,316	50,519

Investing Activities
Acquisitions, net of cash acquired	(52,117)	(78,318)	(52,456)	(81,387)
Additions to property and equipment	(11,872)	(9,825)	(18,874)	(15,321)
Other	154	3	197	3

Net cash used in investing activities	(63,835)	(88,140)	(71,133)	(96,705)

Financing Activities
Proceeds from (repayments of) borrowings, net	52,000	64,800	57,000	61,500
Proceeds from issuance of units	—	—	860	—
Distributions to partners	(21,951)	(15,524)	(42,980)	(31,048)

Net cash provided by (used in) financing activities	30,049	49,276	14,880	30,452

Net increase (decrease) in cash and cash equivalents	12	(1,662)	1,063	(15,734)
Cash and cash equivalents-beginning balance	12,491	9,121	11,440	23,193

Cash and cash equivalents-ending balance	$12,503	$7,459	$12,503	$7,459

PENN VIRGINIA RESOURCE PARTNERS, L.P.

QUARTERLY SEGMENT INFORMATION - unaudited

(Dollars in thousands except where noted)

	Coal	Natural Gas Midstream	Consolidated
Three Months Ended June 30, 2007
Revenues
Natural gas midstream	$—	$114,407	$114,407
Coal royalties	24,029	—	24,029
Coal services	2,092	—	2,092
Other	2,289	1,326	3,615

Total revenues	28,410	115,733	144,143

Expenses
Cost of midstream gas purchased	—	95,077	95,077
Operating	2,514	2,983	5,497
Taxes other than income	267	336	603
General and administrative	2,743	3,020	5,763
Depreciation, depletion and amortization	5,320	4,502	9,822

Total expenses	10,844	105,918	116,762

Operating income	$17,566	$9,815	$27,381

Additions to property and equipment and acquisitions, net of cash acquired	$52,130	$11,859	$63,989

	Coal	Natural Gas Midstream	Consolidated
Three Months Ended June 30, 2006
Revenues
Natural gas midstream	$—	$95,350	$95,350
Coal royalties	24,254	—	24,254
Coal services	1,404	—	1,404
Other	2,240	216	2,456

Total revenues	27,898	95,566	123,464

Expenses
Cost of midstream gas purchased	—	75,692	75,692
Operating	1,252	2,842	4,094
Taxes other than income	101	337	438
General and administrative	2,469	2,665	5,134
Depreciation, depletion and amortization	4,747	4,069	8,816

Total expenses	8,569	85,605	94,174

Operating income	$19,329	$9,961	$29,290

Additions to property and equipment and acquisitions, net of cash acquired	$69,163	$18,980	$88,143

PENN VIRGINIA RESOURCE PARTNERS, L.P.

YEAR-TO-DATE SEGMENT INFORMATION - unaudited

(Dollars in thousands except where noted)

	Coal	Natural Gas Midstream	Consolidated
Six Months Ended June 30, 2007
Revenues
Natural gas midstream	$—	$209,725	$209,725
Coal royalties	49,029	—	49,029
Coal services	3,693	—	3,693
Other	4,172	1,725	5,897

Total revenues	56,894	211,450	268,344

Expenses
Cost of midstream gas purchased	—	174,808	174,808
Operating	4,669	6,342	11,011
Taxes other than income	590	856	1,446
General and administrative	5,359	6,043	11,402
Depreciation, depletion and amortization	10,810	9,145	19,955

Total expenses	21,428	197,194	218,622

Operating income	$35,466	$14,256	$49,722

Additions to property and equipment and acquisitions, net of cash acquired	$53,466	$17,864	$71,330

	Coal	Natural Gas Midstream	Consolidated
Six Months Ended June 30, 2006
Revenues
Natural gas midstream	$—	$204,531	$204,531
Coal royalties	46,676	—	46,676
Coal services	2,830	—	2,830
Other	3,720	870	4,590

Total revenues	53,226	205,401	258,627

Expenses
Cost of midstream gas purchased	—	174,343	174,343
Operating	2,221	5,351	7,572
Taxes other than income	411	725	1,136
General and administrative	4,699	5,705	10,404
Depreciation, depletion and amortization	9,499	8,138	17,637

Total expenses	16,830	194,262	211,092

Operating income	$36,396	$11,139	$47,535

Additions to property and equipment and acquisitions, net of cash acquired	$75,167	$21,541	$96,708

PENN VIRGINIA RESOURCE PARTNERS, L.P.

RECONCILIATION OF CERTAIN NON-GAAP FINANCIAL MEASURES - unaudited

(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Reconciliation of GAAP “Net income” to Non-GAAP “Distributable cash flow”
Net income	$16,560	$13,221	$32,993	$21,561
Depreciation, depletion and amortization	9,822	8,816	19,955	17,637
Commodity derivative contracts:
Derivative (gains) losses included in operating income	1,285	711	2,128	450
Derivative (gains) losses included in other income	7,550	11,929	10,197	18,062
Cash receipts (payments) to settle derivatives for the period	(2,189)	(5,139)	(4,263)	(8,061)
Non-cash cost of gas purchased	—	—	—	4,551
Maintenance capital expenditures	(2,689)	(2,254)	(4,635)	(4,321)

Distributable cash flow (see Note 1)	$30,339	$27,284	$56,375	$49,879

Reconciliation of GAAP “Additions to property and equipment” to Non-GAAP “Capital expenditures”
Additions to property and equipment	$11,872	$9,825	$18,874	$15,321
Acquisitions, net of cash acquired	52,117	78,318	52,456	81,387
Change in accrued capital expenditures	856	775	1,562	(296)

Capital expenditures (see Note 2)	$64,845	$88,918	$72,892	$96,412

Note 1 - Distributable cash flow represents net income plus depreciation, depletion and amortization expense, derivative losses (gains) included in operations and cash paid for derivative settlements, minus non-cash cost of gas purchased minus maintenance capital expenditures. Maintenance capital expenditures are capital expenditures (as defined by GAAP) which are not expansion capital expenditures. Distributable cash flow is presented because management believes it is a useful adjunct to net cash provided by operating activities under accounting principles generally accepted in the United States (GAAP). Distributable cash flow is a significant liquidity metric which is an indicator of PVR's ability to generate cash flows at a level that can sustain or support an increase in quarterly cash distributions paid to its partners. Distributable cash flow is also the quantitative standard used throughout the investment community with respect to publicly-traded partnerships. Distributable cash flow is not a measure of financial performance under GAAP and should not be considered as an alternative to cash flows from operating, investing or financing activities, as an indicator of cash flows or as a measure of liquidity.

Note 2 - Capital expenditures represents cash additions to property and equipment, plus cash paid for acquisitions and other expenditures and change in accrued capital expenditures. Management believes capital expenditures provide useful information regarding PVR's capital program as a supplement to cash additions to property and equipment.

PENN VIRGINIA RESOURCE PARTNERS, L.P.

GUIDANCE TABLE

(Dollars and tons in millions)

Penn Virginia Resource Partners, L.P. is providing the following guidance regarding financial and operational expectations for 2007.

	Actual
	First Quarter 2007	Second Quarter 2007	YTD 2007	Full Year 2007 Guidance
Coal Segment:
Coal royalty tons (millions)	8.3	8.1	16.3	32.0	—	34.0
Revenues:
Average coal royalty per ton	$3.02	2.98	3.00	2.80	—	2.90
Other	$3.5	4.4	7.9	14.0	—	15.5
Expenses:
Operating expenses	$5.1	5.5	10.6	18.5	—	20.0
Depreciation, depletion and amortization	$5.5	5.3	10.8	22.0	—	23.0
Capital Expenditures:
Expansion and acquisitions	$0.4	52.1	52.5	54.0	—	56.0
Maintenance capital expenditures	$0.1	—	0.1	0.2	—	0.3
Total coal capital expenditures	$0.5	52.1	52.6	54.2	—	56.3
Natural Gas Midstream Segment:
Throughput volumes (MMcf per day) - (a)	177	187	182	185	—	195
Expenses:
Operating expenses	$6.9	6.3	13.2	27.0	—	29.0
Depreciation, depletion and amortization	$4.6	4.5	9.1	17.5	—	18.5
Capital Expenditures:
Expansion and acquisitions	$5.7	6.9	12.6	38.0	—	40.0
Maintenance capital expenditures	$1.9	2.7	4.6	9.5	—	12.0
Total midstream capital expenditures	$7.6	9.6	17.2	47.5	—	52.0
Other:
Interest expense:
Average long-term debt outstanding	$221.8	241.6	232.9	265.0	—	275.0
Interest rate	6.2%	5.9%	6.0%	6.3%	—	6.8%

These estimates are meant to provide guidance only and are subject to revision as PVR’s operating environment changes.

See Note on following page.

PENN VIRGINIA RESOURCE PARTNERS, L.P.

DERIVATIVE CONTRACT SUMMARY

As of June 30, 2007

	Average Volume Per Day		Weighted Average Price		Weighted Average Price
					Collars
					Put	Call
Ethane Swaps	(in gallons	)	(per gallon	)
Third Quarter 2007 through Fourth Quarter 2007	34,440		$0.5050
First Quarter 2008 through Fourth Quarter 2008	34,440		$0.4700
Propane Swaps	(in gallons	)	(per gallon	)
Third Quarter 2007 through Fourth Quarter 2007	26,040		$0.7550
First Quarter 2008 through Fourth Quarter 2008	26,040		$0.7175
Crude Oil Swaps	(in barrels	)	(per barrel	)
Third Quarter 2007 through Fourth Quarter 2007	560		$50.80
First Quarter 2008 through Fourth Quarter 2008	560		$49.27
Natural Gas Swaps (purchase)	(in MMbtu	)	(per MMbtu	)
Third Quarter 2007 through Fourth Quarter 2008	4,000		$6.97
Natural Gasoline Swap/Crude Oil Swap (purchase)	(in gallons / in barrels	)	(per gallon / per barrel	)
Third Quarter 2007 through Fourth Quarter 2007	23,520 / 560		1.265 / 57.12
Ethane Collar	(in gallons	)			(per gallon)
Third Quarter 2007 through Fourth Quarter 2007	5,000				$0.6100	$0.7125
Propane Collar	(in gallons	)			(per gallon)
Third Quarter 2007 through Fourth Quarter 2007	9,000				$1.0300	$1.1640
Natural Gasoline Collar	(in gallons	)			(per gallon)
Third Quarter 2007 through Fourth Quarter 2008	6,300				$1.4800	$1.6465
Crude Oil Collar	(in barrels	)			(per barrel)
First Quarter 2008 through Fourth Quarter 2008	400				$65.00	$75.25
Frac Spread	(in MMbtu	)	(per MMbtu	)
Third Quarter 2007 through Fourth Quarter 2007	7,128		$4.299

Based on the derivative positions described above, management estimates that for every $1.00 per MMBtu decrease or increase in natural gas prices from the $7.00 per MMBtu budgeted 2007 benchmark price, natural gas midstream gross processing margin and operating income in 2007 would increase or decrease, respectively, by approximately $6.2 million for the last six months of the year. This assumes oil and other liquids prices and system throughput volumes remain constant at forecasted (guidance) levels. In addition, based on the derivative positions described above, management estimates that for every $5.00 per barrel increase or decrease in the oil prices from the $60.00 per barrel budgeted 2007 benchmark price, natural gas midstream gross processing margin and operating income would increase or decrease, respectively, by approximately $5.5 million for the last six months of the year. This assumes natural gas prices and system throughput volumes remain constant at forecasted (guidance) levels.